Exhibit (10)W

Cash Retention Award

Payout:

The award will pay out in cash using the following schedule, and you must be employed by Target (including its subsidiaries, affiliates and other business entities in its controlled group) at the time of payout.

Vesting Date	Incentive Payout
XX months after award date	XX of the award amount
XX months after award date	XX of the award amount

Other:

Termination of Employment — If your employment with Target terminates, either voluntarily or involuntarily (with or without cause), no further vesting of this award will occur. This award does not alter your current status as an at-will employee. Any amount paid under this award shall not be included in “Final Average Cash Compensation” for purposes of Target’s Officer Income Continuance Policy Statement (or any successor plan or policy).

Deferral of Award — You may not defer payout of any portion of the award.

Taxes — Each award payment will be processed as additional taxable income on the payroll run for the pay period which covers the vesting date of such award payment, with such processing being performed in the ordinary course of business and subject to customary tax and other withholdings. You are responsible for all taxes payable on the award.  All payments are intended to be exempt from the requirements of Code Section 409A because they are short-term deferrals under Treas. Reg. Sec. 1.409A-1(b)(4).

Impact of Leave and/or other circumstances

Each annual payout amount is subject to reduction for the time during which you are on a leave of absence during the XX months after the award date as outlined below:

Length of Leave	Incentive Payout
Less than 5 months	No impact
5 months to less than 10 months	Pro-rata reduction based on number of months on leave
10 months or more	No amount paid for that period

A pro-rata portion of the full award will vest and be paid if you die or become totally and permanently disabled during the XX months after the award date.

Repayment Obligation — I understand that if, prior to the final vesting date of this award, I:

•                  Accept employment with or become a consultant to any of the companies identified as Target’s “Retail Peer Group” of competitors in the Compensation Discussion and Analysis section of Target’s most recently filed Proxy Statement relating to an annual meeting of shareholders; or

•                  Recruit, solicit or entice, directly or indirectly, for employment, any employee of Target or any of its affiliated companies,

I will repay to Target the amount of this award that has already been paid by Target. If I fail to pay Target the amount due under this agreement, and Target resorts to legal action to collect the amount due, Target shall be entitled to collect from me, in addition to the amount owed, all reasonable costs and expenses associated with such collection (including without limitation attorneys’ fees, court costs, and other costs related to such collection or legal action).

I have read this agreement, and fully understand my obligations.

Team Member Signature:	Date:

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